Exhibit 99.41

LINE OF CREDIT LOAN PROPOSAL

Date: July 13th, 2017

To:    JPP II, LLC as a potential Line of Credit Lender

Ladies and Gentlemen:

Reference is made to that certain Second Lien Credit Agreement, dated as of September 1, 2016, as amended by that certain First Amendment to Second Lien Credit Agreement, dated as of July 7, 2017 (as such may have been further amended, modified, supplemented or restated, the “Credit Agreement”), by and among, among others, Sears Holdings Corporation, a Delaware corporation, Sears Roebuck Acceptance Corp., a Delaware corporation (“SRAC”), and Kmart Corporation, a Michigan corporation (“Kmart”), the lenders from time to time party thereto and JPP, LLC, a Delaware limited liability company, as administrative agent and collateral administrator thereunder. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

In accordance with Section 2.02 of the Credit Agreement, SRAC hereby requests a Line of Credit Loan as follows:

1.	On July 13th (a Business Day).

2.	In an aggregate principal amount of $26,266,000.

3.	With a maturity of December 11, 2017.

4.	With a fixed interest rate of 9.75% per annum

5.	Such interest shall be payable monthly in arrears on the Line of Credit Loan Maturity Date

6.	The proposed Line of Credit Loan is to be funded in cash in an amount equal to $26,266,000.

SRAC hereby represents and warrants as follows:

a.	The representations and warranties made by each Loan Party in or pursuant to the Loan Documents are true and correct on and as of the date of the Line of Credit Loan requested herein in all material respects, before and after giving effect to such Line of Credit Loan and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they are true and correct in all respects, (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date), and (C) such representations relate to Section 5.01(f) of the Credit Agreement, in which case the representation is limited to clause (c) of the definition of “Material Adverse Effect”;

b.	No event has occurred and is continuing, or would result from the Line of Credit Loan requested herein or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and

c.	The incurrence of the proposed Line of Credit Loan will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of (i) the Indenture for the Existing Second Lien Notes, (ii) the Security Agreement, (iii) the Existing Intercreditor Agreement, (iv) the First Lien Credit Agreement, (v) the Letter of Credit Reimbursement Agreement, dated as of December 28, 2016, by and among Holdings, the Borrowers, certain financial institutions and Citibank, N.A. as administrative agent and issuing bank, as amended, modified, supplemented or restated and in effect from time to time, (vi) that certain Loan Agreement, dated as of January 3, 2017, by and among JPP, LLC, JPP II, LLC, the Borrowers and the other borrower parties thereto, as amended, modified, supplemented or restated and in effect from time to time, and (vii) that certain Receivables and Participation Purchase Agreement, dated as of June 15, 2017, by and among JPP, LLC, JPP II, LLC, Holdings, Kmart Operations LLC and Sears Operations LLC, as amended, modified, supplemented or restated and in effect from time to time.

d.	After giving effect to the proposed Line of Credit Loan requested herein, (A) the sum of the Total Extensions of Credit will not exceed the Borrowing Base, and (B) no Collateral Coverage Event (as defined in the Indenture for the Existing Second Lien Notes) shall result therefrom.

e.	Set forth below are the Borrowing Base and the Total Extensions of Credit as of July 12th, 2017, in each case after giving effect to the proposed Line of Credit Loan.

Borrowing Base:	$2,707 millions

Total Extensions of Credit:	$2,416 millions

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Very truly yours,

SEARS ROEBUCK ACCEPTANCE CORPORATION, as a Borrower

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President, Finance

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